Exhibit 16.1

September 20, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We are the former independent auditors for SMI Products, Inc. (the “Company”). We have read the Company’s current report on Form 8-K, dated September 17, 2007, and are in agreement with the disclosure in Item 4.01, in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

“Paritz & Co., P.A.”

PARITZ & CO., P.A.